Exhibit 23.1

We consent to the inclusion in the registration statement (Form S-1/A9) of Bauman Estate Planning, Inc. of our report dated August 9, 2012, with respect to the balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011 and the period from inception on August 27, 2010 to December 31, 2010 to be included in this registration statement. And we consent to be referenced as experts in auditing and accounting in this registration statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

March 6, 2013
Date